EXHIBIT 99.1
------------


                           FORWARD-LOOKING STATEMENTS

         This Form 8-K contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Such statements include statements regarding Host Marriott's expectations, hopes or intentions regarding the future, including Host Marriott's strategy, competition, financing, indebtedness, revenues, operators, regulations and compliance with applicable laws. Host Marriott identifies forward-looking statements in this Form 8-K by using words or phrases such as "anticipate", "believe", "estimate", "expect", "intend", "may be", "objective", "plan", "predict", "project", and "will be" and similar words or phrases, or the negative thereof.

         Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors which may cause Host Marriott's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by Host Marriott in those statements include, among others, the following:

         o national and local economic and business conditions, including the effect of the terrorist attacks of September 11, 2001 on travel, that will affect, among other things, demand for products and services at Host Marriott's hotels, the level of room rates and occupancy that can be achieved by such properties and the availability and terms of financing and our liquidity;

         o Host Marriott's ability to restructure or refinance its existing bank credit facility in order to maintain operating flexibility and liquidity;

         o Host Marriott's ability to maintain the properties in a first-class manner, including meeting capital expenditure requirements;

         o Host Marriott's ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures;

         o Host Marriott's degree of leverage which may affect its ability to obtain financing in the future;

         o    Host Marriott's degree of compliance with current debt covenants;

         o Host Marriott's ability to acquire or develop additional properties and the risk that potential acquisitions or developments may not perform in accordance with expectations;

         o changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs;

         o government approvals, actions and initiatives, including the need for compliance with environmental and safety requirements, and changes in laws and regulations or the interpretation thereof;

         o the effects of tax legislative action, including specified provisions of the Ticket to Work and Work Incentives Improvement Act of 1999 relating to REITs (which provisions are referred to as the "REIT Modernization Act");

         o Host Marriott's ability to satisfy complex rules in order for it to qualify as a REIT for federal income tax purposes, the Operating Partnership's ability to satisfy the rules in order for it to qualify as a partnership for federal income tax purposes, and the ability of certain of Host Marriott's subsidiaries to qualify as taxable REIT subsidiaries for federal income tax purposes, and Host Marriott's ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; and

         o other factors discussed under the heading "Risk Factors" in Host Marriott's other filings with the Securities and Exchange Commission.

All forward-looking statements in this Form 8-K are made as of the date hereof, and Host Marriott cautions you not to rely on these statements without also considering the risks and uncertainties associated with these statements and its business that are addressed in this Form 8-K. Moreover, although Host Marriott believes the expectations reflected in its forward-looking statements are based upon reasonable assumptions, Host Marriott can give no assurance that it will attain these expectations or that any deviations will not be material. Except as otherwise required by the federal securities laws, Host Marriott disclaims any obligations or undertaking to disseminate to you any updates or revisions to any forward-looking statement contained in this Form 8-K.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

Introduction

         The following discussion describes the federal income tax considerations reasonably anticipated to be material to prospective holders in connection with the purchase, ownership and disposition of common stock of Host Marriott Corporation. An applicable prospectus supplement will contain information about additional federal income tax considerations, if any, relating to particular offerings of common stock, preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities of Host Marriott. The following discussion is intended to address only those federal income tax considerations that are generally relevant to all shareholders, is not exhaustive of all possible tax considerations and is not tax advice. For example, it does not give a detailed description of any state, local or foreign tax considerations. In addition, the discussion does not purport to deal with all aspects of taxation that may be relevant to a shareholder subject to special treatment under the federal income tax laws, including, without limitation, insurance companies, financial institutions or broker-dealers, tax-exempt organizations or foreign corporations and persons who are not citizens or residents of the United States.

         The information in this section is based on the Internal Revenue Code and regulations in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. No assurance can be given that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the information in this section is based. Even if there is no change in applicable law, no assurance can be provided that the statements set forth in this discussion will not be challenged by the IRS or will be sustained by a court if so challenged.

         Because the specific tax attributes of a prospective purchaser could have a material impact on the tax consequences associated with the purchase, ownership and disposition of the securities of Host Marriott, it is essential that each prospective purchaser consult with his or her own tax advisors with regard to the application of the federal income tax laws to his or her personal tax situation, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Federal Income Taxation of Host Marriott

         General

         Host Marriott is a self-managed and self-administered real estate investment trust, or REIT, owning full service hotel properties. Host Marriott was formed as a Maryland corporation in 1998, under the name HMC Merger Corporation, as a wholly owned subsidiary of Host Marriott Corporation (a Delaware corporation which is referred to in this discussion as "Delaware Host Marriott") in connection with its efforts to reorganize its business operations to qualify as a REIT for federal income tax purposes. As part of this reorganization, which is referred to in this discussion as the "REIT conversion," on December 29, 1998, HMC Merger Corporation merged with Delaware Host Marriott and changed its name to Host Marriott Corporation. As a result, Host Marriott has succeeded to the hotel ownership business formerly conducted by Delaware Host Marriott. Host Marriott conducts its business as an umbrella partnership REIT, through Host Marriott, L.P. (which is referred to in this discussion as the "Operating Partnership"), of which Host Marriott is the sole general partner.

         Host Marriott made an election to be taxed as a REIT under the Internal Revenue Code, effective for the taxable year beginning January 1, 1999. Host Marriott believes that it is organized and has operated in a manner that permitted it to qualify as a REIT since 1999, and Host Marriott currently intends to continue to operate as a REIT for future years. No assurance, however, can be given that it in fact has qualified or will remain qualified as a REIT. See "--Failure of Host Marriott to Qualify as a REIT" below.

         The sections of the Internal Revenue Code and the corresponding regulations that govern the federal income tax treatment of a REIT and its shareholders are highly technical and complex. The following discussion is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

         Host Marriott's qualification and taxation as a REIT depends upon its ongoing ability to meet the various qualification tests imposed under the Internal Revenue Code, which are discussed below. No assurance can be given that the actual results of Host Marriott's operations for any particular taxable year will satisfy such requirements.

         If Host Marriott qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that it currently distributes to its shareholders. This treatment substantially eliminates the "double taxation" at the corporate and shareholder levels that generally results from an investment in a regular corporation. However, Host Marriott will be subject to federal income tax as follows:

         1. Host Marriott will be taxed at regular corporate rates on any undistributed "REIT taxable income" including undistributed net capital gains; provided, however, that properly designated undistributed capital gains will effectively avoid taxation at the shareholder level. A REIT's "REIT taxable income" is the otherwise taxable income of the REIT subject to certain adjustments, including a deduction for dividends paid.

         2. Under certain circumstances, Host Marriott (or its shareholders) may be subject to the "alternative minimum tax" due to its items of tax preference and alternative minimum tax adjustments.

         3. If Host Marriott has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

         4. Host Marriott's net income from "prohibited transactions" will be subject to a 100% tax. In general, "prohibited transactions" are certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property.

         5. If Host Marriott fails to satisfy the 75% gross income test or the 95% gross income test discussed below, but nonetheless maintains its qualification as a REIT because certain other requirements are met, it will be subject to a tax equal to (a) the gross income attributable to the greater of (i) the amount by which 75% of its gross income exceeds the amount qualifying under the 75% gross income test described below under "--Income Tests Applicable to REITs" and (ii) the amount by which 90% of its gross income exceeds the amount qualifying under the 95% gross income test described below multiplied by (b) a fraction intended to reflect its profitability.

         6. If Host Marriott fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year, and (c) any undistributed taxable income from prior periods, Host Marriott will be subject to a 4% excise tax on the excess of such required distribution over the sum of amounts actually distributed and amounts retained but with respect to which federal income tax was paid.

         7. If arrangements between Host Marriott and its taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties, Host Marriott will be subject to a 100% penalty tax on amounts received from, or on certain amounts deducted by, a taxable REIT subsidiary.

         8. Where Host Marriott has acquired or acquires any asset from a taxable "C" corporation, whether through the REIT conversion or the transfer of property by the "C" corporation to Host Marriott, and Host Marriott has elected or elects to avoid the recognition of the asset's "built-in gain" and the imposition of tax at the time of the acquisition, if Host Marriott recognizes gain on the disposition of such asset during the ten-year period beginning on the date on which such asset was acquired by Host Marriott, then, to the extent of the asset's "built-in gain," such gain will be subject to tax at the highest regular corporate rate applicable. Built-in gain is the excess of the fair market value of an asset over Host Marriott's adjusted basis in the asset, determined when Host Marriott acquired the asset.

         Host Marriott owns an indirect interest in appreciated assets that its predecessors held before the REIT conversion. Such appreciated assets have a "carryover" basis and thus have built-in gain with respect to Host Marriott. If such appreciated property is sold within the ten-year period following the REIT conversion, or prior to January 1, 2009, Host Marriott generally will be subject to regular corporate tax on that gain to the extent of the built-in gain in that property at the time of the REIT conversion. The total amount of gain on which Host Marriott can be taxed is limited to the excess of the aggregate fair market value of its assets on January 1, 1999 over the adjusted tax bases of those assets at that time. This tax could be very material. As a result, the Operating Partnership and Host Marriott might decide to seek to avoid a taxable disposition prior to January 1, 2009 of any significant asset owned by Host Marriott's predecessors at the time of the REIT conversion. This could be true with respect to a particular disposition even though the disposition might otherwise be in the best interests of Host Marriott and its shareholders. On the other hand, neither Host Marriott nor the Operating Partnership is obligated to avoid such dispositions.

         At the time of the REIT conversion, Host Marriott expected that it or one of the two taxable corporations in which the Operating Partnership owned 95% of the economic interest but no voting securities, which are referred to herein as the "non-controlled subsidiaries" for periods prior to January 1, 2001, likely would recognize substantial deferred liabilities prior to January 1, 2009. Deferred liabilities include, but are not limited to, tax liabilities attributable to built-in gain assets and deferred tax liabilities attributable to taxable income for which neither Host Marriott nor the Operating Partnership will receive corresponding cash. In addition, the

IRS and/or the states in which Host Marriott is subject to tax could assert substantial additional liabilities for taxes against Host Marriott's predecessors for taxable years prior to the time Host Marriott qualified as a REIT. Furthermore, notwithstanding Host Marriott's status as a REIT, Host Marriott may also have to pay (i) certain state income taxes, because not all states treat REITs the same as they are treated for federal income tax purposes, and (ii) certain foreign taxes to the extent that it owns assets or conducts operations in foreign jurisdictions.

         Under the terms of the REIT conversion and the partnership agreement of the Operating Partnership, the Operating Partnership is responsible for paying, or reimbursing Host Marriott for the payment of, certain tax liabilities, as described in the next paragraph, as well as contingent liabilities and liabilities attributable to litigation that Host Marriott may incur, whether such liabilities are incurred by reason of activities prior to the REIT conversion or activities subsequent thereto.

         Accordingly, the Operating Partnership will pay, or reimburse Host Marriott for the payment of, all taxes (and any interest and penalties associated therewith) incurred by Host Marriott, except for taxes imposed on Host Marriott by reason of its failure to qualify as a REIT or to distribute to its shareholders an amount equal to its "REIT taxable income," including net capital gains. The reimbursed taxes would include any taxes on built-in gains, as described above.

         Requirements for Qualification

         The Internal Revenue Code defines a REIT as a corporation, trust or association

         (1)  which is managed by one or more directors or trustees;

         (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;

         (3) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

         (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code;

         (5) the beneficial ownership of which is held by 100 or more persons;

         (6) during the last half of each taxable year, not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities);

         (7) which makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year which has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status; and

         (8) which meets certain other tests, described below, regarding the nature of its income and assets.

         Conditions (1) to (4) must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) did not apply to Host Marriott's 1999 taxable year. Compliance with condition (5) is determined by disregarding the ownership of shares of stock of Host Marriott by any person(s) who:

         (a) acquired such shares of stock as a gift or bequest or pursuant to a legal separation or divorce;

         (b)  is the estate of any person making such transfer to the estate; or

         (c) is a company established exclusively for the benefit of, or wholly owned by, either the person making such transfer or a person described in (a) or (b).

         For purposes of determining stock ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Internal Revenue Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above.

         In connection with condition (6), Host Marriott is required to send annual letters to its shareholders requesting information regarding the actual ownership of its shares of stock. If Host Marriott complies with this requirement, and it does not know, or exercising reasonable diligence would not have known, whether it failed to meet condition (6), then it will be treated as having met condition (6). If Host Marriott fails to send such annual letters, it will be required to pay either a $25,000 penalty or, if the failure is intentional, a $50,000 penalty. The IRS may require Host Marriott, under those circumstances, to take further action to ascertain actual ownership of its shares of stock, and failure to comply with such an additional requirement would result in an additional $25,000 (or $50,000) penalty. No penalty would be assessed in the first instance, however, if the failure to send the letters is due to reasonable cause and not to willful neglect.

         Host Marriott believes that it meets and currently intends to continue to meet conditions (1) through (4), (7) and (8). In addition, Host Marriott believes that it has had and currently intends to continue to have outstanding common stock with sufficient diversity of ownership to allow it to satisfy conditions (5) and (6). With respect to condition (6), Host Marriott has complied and currently intends to continue to comply with the requirement that it send annual letters to its shareholders requesting information regarding the actual ownership of its shares of stock. In addition, Host Marriott's charter contains an ownership limit that is intended to assist Host Marriott in continuing to satisfy the share ownership requirements described in (5) and (6) above. The ownership limit, together with compliance with the annual shareholder letter requirement described above, however, may not ensure that Host Marriott will, in all cases, be able to satisfy the share ownership requirements described above. If Host Marriott fails to satisfy such share ownership requirements, Host Marriott will not qualify as a REIT. See "--Failure of Host Marriott to Qualify as a REIT" below.

         A corporation may not elect to become a REIT unless its taxable year is the calendar year. Although Host Marriott previously had a 52-53 week year ending on the Friday closest to January 1, it adopted a calendar year taxable year in connection with the REIT conversion.


         Distribution of "Earnings and Profits" Attributable to "C" Corporation Taxable Years

         A REIT will be taxed as though it did not make a REIT election if it has at the end of any taxable year any undistributed earnings and profits ("E&P") that are attributable to a "C" corporation taxable year, which includes all undistributed E&P of Host Marriott's predecessors. Accordingly, Host Marriott had until December 31, 1999 to distribute such E&P. In connection with the REIT conversion, Host Marriott declared dividends, consisting of cash, stock of Host Marriott, and stock of a subsidiary, Crestline Capital Corporation, or "Crestline," intended to eliminate the substantial majority, if not all, of such E&P. To the extent, however, that any such E&P remained (the "Acquired Earnings") and Host Marriott failed to distribute such Acquired Earnings prior to the end of 1999, Host Marriott would be disqualified as a REIT at least for 1999. If Host Marriott should be so disqualified for 1999, subject to the satisfaction by Host Marriott of certain "deficiency dividend" procedures described below in "--Annual Distribution Requirements Applicable to REITs" and assuming that Host Marriott otherwise satisfies the requirements for qualification as a REIT, Host Marriott should qualify as a REIT for 2000 and thereafter. Host Marriott believes that the dividends it paid prior to December 31, 1999 were sufficient to distribute all of the Acquired Earnings as of December 31, 1999. However, there are uncertainties relating to both the estimate of the Acquired Earnings and the value of noncash consideration that Host Marriott distributed in connection with the REIT conversion. Accordingly, there can be no assurance this requirement was met.

         Qualified REIT Subsidiary

         If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes and all assets, liabilities and items of income, deduction and credit of the subsidiary will be treated as assets, liabilities and tax items of the REIT itself. Generally, a qualified REIT subsidiary is a corporation all of the capital stock of which is owned by one REIT and that is not a taxable REIT subsidiary. Host Marriott holds several qualified REIT subsidiaries that hold indirect interests in the partnerships that own hotels. These entities are not subject to federal corporate income taxation, although they may be subject to state and local taxation in certain jurisdictions.

         Ownership of Partnership Interests by a REIT

         A REIT which is a partner in a partnership will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retains the same character in the hands of the REIT for purposes of the gross income tests and the asset tests applicable to REITs, as described below. Thus, Host Marriott's proportionate share of the assets and items of income of the Operating Partnership, including the Operating Partnership's share of such items of any subsidiaries that are partnerships or LLCs that have not elected to be treated as corporations for federal income tax purposes, are treated as assets and items of income of Host Marriott for purposes of applying the requirements described herein. A summary of the rules governing the federal income taxation of partnerships and their partners is provided below in "--Tax Aspects of Host Marriott's Ownership of Interests in the Operating Partnership." As the sole general partner of the Operating Partnership, Host Marriott has direct control over the Operating Partnership and indirect control over the subsidiaries in which the Operating Partnership or a subsidiary has a controlling interest. Host Marriott currently intends to operate these entities in a manner consistent with the requirements for qualification of Host Marriott as a REIT.

         Income Tests Applicable to REITs

         In order to maintain qualification as a REIT, Host Marriott must satisfy the following two gross income requirements:

     o At least 75% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property, including "rents from real property," gains on the disposition of real estate, dividends paid by another REIT and interest on obligations secured by mortgages on real property or on interests in real property, or from some types of temporary investments.

     o At least 95% of Host Marriott's gross income, excluding gross income from "prohibited transactions," for each taxable year must be derived from any combination of income qualifying under the 75% test, dividends, interest, some payments under hedging instruments and gain from the sale or disposition of stock or securities, including some hedging instruments.

         Rents paid pursuant to Host Marriott's leases, together with gain on the disposition of assets and dividends and interest received from Host Marriott's "taxable REIT subsidiaries," currently constitute substantially all of the gross income of Host Marriott. A taxable REIT subsidiary is an entity taxable for federal and state income tax purposes as a corporation in which a REIT directly or indirectly holds stock or other equity interests that has made a joint election with the REIT to be treated as a taxable REIT subsidiary and that does not engage in certain prohibited activities, including, without limitation, operating or managing hotels, except through an "eligible independent contractor." For a more detailed discussion of taxable REIT subsidiaries, see "--Qualification of an Entity as a Taxable REIT Subsidiary" below. Some of Host Marriott's subsidiaries have elected, and Host Marriott currently intends that these subsidiaries will operate in a manner so as to qualify, to be treated as taxable REIT subsidiaries for federal income tax purposes.

         Several conditions must be satisfied in order for rents received by Host Marriott, including the rents received pursuant to the leases, to qualify as "rents from real property." First, the amount of rent must not be based in whole or in part on the income or profits of any person. An amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

         Second, rents received from a tenant will not qualify as "rents from real property" if Host Marriott, or an actual or constructive owner of 10% or more of Host Marriott, actually or constructively owns 10% or more of the tenant. This type of tenant is referred to below as a related party tenant. As a result of REIT tax law changes under the "REIT Modernization Act", for taxable years beginning after December 31, 2000, Host Marriott is able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of Host Marriott's direct or indirect ownership interest in the subsidiary.

         Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative adjusted tax bases. For taxable years beginning after December 31, 2000, however, the test is based on relative fair market values.

         Fourth, if Host Marriott operates or manages a property or furnishes or renders certain "impermissible services" to the tenants at the property, and the income derived from the services exceeds one percent of the total amount received by Host Marriott with respect to the property, then no amount received by Host Marriott with respect to the property will qualify as "rents from real property." Impermissible services are services other than services (1) "usually or customarily rendered" in connection with the rental of real property and (2) not otherwise considered "rendered to the occupant." For these purposes, the income that Host Marriott is considered to receive from the provision of "impermissible services" will not be less than 150% of the cost of providing the service. If the amount so received is one percent or less of the total amount received by Host Marriott with respect to the property, then only the income from the impermissible services will not qualify as "rents from real property."

         There are two exceptions to this rule. First, impermissible services can be provided to tenants through an independent contractor from whom Host Marriott derives no income. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. Second, for Host Marriott's taxable years beginning after December 31, 2000, impermissible services can be provided to tenants at a property by a taxable REIT subsidiary.

         The Operating Partnership and each subsidiary that owns hotels entered into leases with subsidiaries of Crestline that commenced on January 1, 1999 and pursuant to which the hotels generally are leased for an initial term ranging generally from seven to ten years. Each lease provides for periodic payments of a specified base rent plus, to the extent that it exceeds the base rent, additional rent which is calculated based upon the gross sales of the hotels subject to the lease, plus certain other amounts.

         As described above, beginning January 1, 2001, Host Marriott is permitted to lease the hotel properties to a taxable REIT subsidiary so long as certain conditions are satisfied. The leases with Crestline provided that, following a change of law such as the enactment of the REIT Modernization Act, Host Marriott had the right, beginning on January 1, 2001, to purchase, or have a taxable REIT subsidiary of Host Marriott purchase, the leases for a purchase price equal to the fair market value of Crestline's interests in the leases. Effective as of January 1, 2001, a taxable REIT subsidiary of Host Marriott purchased from Crestline the leasehold interests with regard to all but one of Host Marriott's full-service hotels leased to Crestline for approximately $207 million, including certain costs attributable to such purchase. In June of 2001, a taxable REIT subsidiary of Host Marriott acquired the remaining full-service hotel lease from Crestline and the leases for three full-service hotels leased to another third party lessee.

         As discussed above, in order for the rent paid pursuant to the leases to constitute "rents from real property," the leases must be respected as true leases for federal income tax purposes.

Accordingly the leases cannot be treated as service contracts, joint ventures or some other type of arrangement. The determination of whether the leases are true leases for federal income tax purposes depends upon an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

         o    the intent of the parties;

         o    the form of the agreement;

         o the degree of control over the property that is retained by the property owner (e.g., whether the lessee has substantial control over the operation of the property or whether the lessee was required simply to use its best efforts to perform its obligations under the agreement); and

         o the extent to which the property owner retains the risk of loss with respect to the property (e.g., whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property) or the potential for economic gain (e.g., appreciation) with respect to the property.

         In addition, Section 7701(e) of the Internal Revenue Code provides that a contract that purports to be a service contract or a partnership agreement is treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors. Since the determination of whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor may not be dispositive in every case.

         Host Marriott's leases have been structured with the intent to qualify as true leases for federal income tax purposes. For example, with respect to each lease:

o the Operating Partnership or the applicable subsidiary or other lessor entity and the lessee intend for their relationship to be that of a lessor and lessee, and such relationship is documented by a lease agreement;

o the lessee has the right to exclusive possession and use and quiet enjoyment of the hotels covered by the lease during the term of the lease;

o the lessee bears the cost of, and will be responsible for, day-to-day maintenance and repair of the hotels other than the cost of certain capital expenditures, and will dictate through the hotel managers, who work for the lessees during the terms of the leases, how the hotels are operated and maintained;

o the lessee bears all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the lease, other than the cost of certain furniture, fixtures and equipment, and certain capital expenditures;

o the lessee benefits from any savings and bears the burdens of any increases in the costs of operating the hotels during the term of the lease;

o in the event of damage or destruction to a hotel, the lessee is at economic risk because it will bear the economic burden of the loss in income from operation of the hotels subject to the right, in certain circumstances, to terminate the lease if the lessor does not restore the hotel to its prior condition;

o the lessee has indemnified the Operating Partnership or the applicable subsidiary against all liabilities imposed on the Operating Partnership or the applicable subsidiary during the term of the lease by reason of (A) injury to persons or damage to property occurring at the hotels or (B) the lessee's use, management, maintenance or repair of the hotels;

o the lessee is obligated to pay, at a minimum, substantial base rent for the period of use of the hotels under the lease;

o the lessee stands to incur substantial losses or reap substantial gains depending on how successfully it, through the hotel managers, who work for the lessees during the terms of the leases, operates the hotels;

o Host Marriott and the Operating Partnership believe that each lessee reasonably expected, at the times the leases were entered into and subsequently renewed or extended, to derive a meaningful profit, after expenses and taking into account the risks associated with the lease, from the operation of the hotels during the term of its leases; and

o upon termination of each lease, the applicable hotel is expected to have a remaining useful life equal to at least 20% of its expected useful life on the date of the consummation of the REIT conversion, and a fair market value equal to at least 20% of its fair market value on the date of the consummation of the REIT conversion.

         If, however, the leases were recharacterized as service contracts or partnership agreements, rather than true leases, or disregarded altogether for tax purposes, all or part of the payments that the Operating Partnership receives from the lessees would not be considered rent or would not otherwise satisfy the various requirements for qualification as "rents from real property." In that case, Host Marriott very likely would not be able to satisfy either the 75% or 95% gross income tests and, as a result, would lose its REIT status.

         In addition, except for permitted leases to a taxable REIT subsidiary beginning January 1, 2001, the lessees must not be regarded as related party tenants. A lessee of Host Marriott (including for years ended prior to January 1, 2001, all of the Crestline lessees and, for years beginning on or after January 1, 2001, the Crestline lessees owning the hotel leasehold interests not acquired from Crestline by a taxable REIT subsidiary of Host Marriott) will be regarded as a related party tenant only if Host Marriott and/or one or more actual or constructive owners of 10% or more of Host Marriott actually or constructively own 10% or more of such lessee (including, with regard to a Crestline lessee, through an ownership interest in Crestline). In order to help preclude Host Marriott's lessees from being regarded as related party tenants, the following organizational documents contain the following ownership limits:

o the articles of incorporation of Crestline expressly prohibit any person or persons acting as a group, including Host Marriott and/or any 10% or greater shareholder of Host Marriott, from owning more than 9.8% of the lesser of the number or value of the shares of capital stock of Crestline;

o Host Marriott's charter expressly prohibits any person or persons acting as a group or entity from owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the shares of capital stock of Host Marriott (subject to a limited exception for a holder of shares of capital stock of Host Marriott in excess of the ownership limit solely by reason of the merger of Host Marriott's predecessor corporation into Host Marriott, which exception applied to the extent that the holder thereof did not own, directly or by attribution under the Internal Revenue Code, more than 9.9% in value of the outstanding shares of capital stock of Host Marriott as a result of the merger) or any other class or series of shares of stock of Host Marriott; and


o the Operating Partnership's partnership agreement expressly prohibits any person, or persons acting as a group, or entity, other than Host Marriott and an affiliate of The Blackstone Group and a series of related funds controlled by Blackstone Real Estate Partners (the "Blackstone Entities"), from owning more than 4.9% by value of any class of interests in the Operating Partnership.

         Each of these prohibitions contains self-executing enforcement mechanisms. Assuming that these prohibitions are enforced at all times (subject to any waivers permitted under the operative documents), the lessees of Host Marriott that are not taxable REIT subsidiaries should not be regarded as related party tenants. There can be no assurance, however, that these ownership restrictions will be enforced in accordance with their terms in all circumstances or otherwise will ensure that the lessees will not be regarded as related party tenants.

         As indicated above, "rents from real property" must not be based in whole or in part on the income or profits of any person. Payments made pursuant to Host Marriott's leases should qualify as "rents from real property" since they are based on either fixed dollar amounts or on specified percentages of gross sales fixed at the time the leases were entered into (with the exception of one lease that provides for rents based upon net profits). The foregoing assumes that the leases are not renegotiated during their term in a manner that has the effect of basing either the percentage rent or base rent on income or profits. The foregoing also assumes that the leases are not in reality used as a means of basing rent on income or profits. More generally, the rent payable under the leases will not qualify as "rents from real property" if, considering the leases and all the surrounding circumstances, the arrangement does not conform with normal business practice. Host Marriott currently intends that it will not renegotiate the percentages used to determine the percentage rent during the terms of the leases in a manner that has the effect of basing rent on income or profits. In addition, Host Marriott believes that the rental provisions and other terms of the leases conform with normal business practice and, other than with regard to one lease that is not treated as producing qualified "rents from real property," were not intended to be used as a means of basing rent on income or profits. Furthermore, Host Marriott currently intends that, with respect to other properties that it acquires in the future, it will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

         Host Marriott leases certain items of personal property to the lessees in connection with its leases. Under the Internal Revenue Code, if a lease provides for the rental of both real and personal property and the portion of the rent attributable to personal property is 15% or less of the total rent due under the lease, then all rent paid pursuant to such lease qualifies as "rent from real property." If, however, a lease provides for the rental of both real and personal property, and the portion of the rent attributable to personal property exceeds 15% of the total rent due under the lease, then no portion of the rent that is attributable to personal property will qualify as "rent from real property." Under the law in effect prior to January 1, 2001, the amount of rent attributable to personal property was that amount which bore the same ratio to total rent for the taxable year as the average of the adjusted tax bases of the personal property at the beginning and end of the year bore to the average of the aggregate adjusted tax bases of both the real and personal property at the beginning and end of such year. Host Marriott believes that, with respect to each of its leases that includes a lease of items of personal property, either the amount of rent attributable to personal property with respect to such lease will not exceed 15% of the total rent due under the lease (determined under the law in effect for the applicable period), or, with respect to leases where the rent attributable to personal constitutes non-qualifying income, such amounts, when taken together with all other nonqualifying income earned by Host Marriott, will not jeopardize Host Marriott's status as a REIT. For Host Marriott's taxable years beginning after December 31, 2000, the personal property test is based on fair market value as opposed to adjusted tax basis.

         Each lease permits the Operating Partnership to take certain measures, including requiring the lessee to purchase certain furniture, fixtures and equipment or to lease such property from a third party, including a non-controlled subsidiary or a taxable REIT subsidiary, if necessary to ensure that all of the rent attributable to personal property with respect to such lease will qualify as "rent from real property." In order to protect Host Marriott's ability to qualify as a REIT, the Operating Partnership sold substantial personal property associated with a number of hotels acquired in connection with the REIT conversion to a non-controlled subsidiary. The non-controlled subsidiary, which elected, effective January 1, 2001, to be a taxable REIT subsidiary, separately leases all such personal property directly to the applicable lessee and receives rental payments that Host Marriott believes represent the fair rental value of such personal property directly from the lessees. If, however, such arrangements are not respected for federal income tax purposes, Host Marriott might not qualify as a REIT.

         If any of the hotels were to be operated directly by the Operating Partnership or a subsidiary as a result of a default by a lessee under the applicable lease, such hotel would constitute foreclosure property until the close of the third tax year following the tax year in which it was acquired, or for up to an additional three years if an extension is granted by the IRS, provided that:

         (1) the operating entity conducts operations through an independent contractor, which might, but would not necessarily in all circumstances, include Marriott International and its subsidiaries, within 90 days after the date the hotel is acquired as the result of a default by a lessee;

         (2) the operating entity does not undertake any construction on the foreclosed property other than completion of improvements that were more than 10% complete before default became imminent;

         (3) foreclosure was not regarded as foreseeable at the time the applicable lessor entered into such lease; and

         (4) Host Marriott elects on its federal income tax return filed for the year in which the foreclosure occurred to treat the hotel as "foreclosure property."

         For as long as such hotel constitutes foreclosure property, the income from the hotel would be subject to tax at the maximum corporate rates, but it would qualify under the 75% and 95% gross income tests. However, if such hotel does not constitute foreclosure property at any time in the future, income earned from the disposition or operation of such hotel will not qualify under the 75% and 95% gross income tests. For Host Marriott's taxable years beginning after December 31, 2000, if a lessee defaults under a lease, the Operating Partnership is permitted to lease the hotel to a taxable REIT subsidiary, subject to the limitations described above, in which case the hotel would not become foreclosure property.

         "Interest" generally will be nonqualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest will not fail so to qualify solely by reason of being based upon a fixed percentage or percentages of receipts or sales. Host Marriott has received and expects to continue to receive interest payments from its taxable REIT subsidiaries (and prior to January 1, 2001, its non-controlled subsidiaries). These amounts of interest are qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Host Marriott does not anticipate that the amounts of interest derived from its taxable REIT subsidiaries will affect its ability to continue to satisfy the 75% gross income test.

         Host Marriott also receives dividends from its taxable REIT subsidiaries, and it could realize capital gains with respect to its investments in its taxable REIT subsidiaries (either due to distributions received from those subsidiaries or upon a disposition of part or all of its interest in a taxable REIT subsidiary). The Operating Partnership's share of any dividends received from one or more of the taxable REIT subsidiaries or capital gains recognized with respect thereto should qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. The Operating Partnership does not anticipate that it will receive sufficient dividends from the taxable REIT subsidiaries and/or capital gains with respect to the taxable REIT subsidiaries to cause it to fail the 75% gross income test.

         Host Marriott inevitably will have some gross income from various sources, including the sources described in the preceding paragraphs, that fails to constitute qualifying income for purposes of one or both of the 75% or 95% gross income tests. Taking into account its actual and anticipated sources of non-qualifying income, however, Host Marriott believes that its aggregate gross income from all sources has satisfied, and Host Marriott currently intends that its aggregate gross income will continue to satisfy, the 75% and 95% gross income tests applicable to REITs for each taxable year commencing on or after January 1, 1999.

         If Host Marriott were to fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it were entitled to relief under certain provisions of the Internal Revenue Code. These relief provisions generally would be available if Host Marriott's failure to meet such tests was due to reasonable cause and not due to willful neglect, Host Marriott were to attach a schedule of the sources of its income to its federal income tax return, and any incorrect information set forth on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances Host Marriott would be entitled to the benefit of these relief provisions. If these relief provisions were inapplicable to a particular set of circumstances involving Host Marriott, Host Marriott would not qualify as a REIT. As discussed above under "--General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

         Any gain realized by Host Marriott on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including Host Marriott's share of any such gain realized by the Operating Partnership, will be treated as income from a "prohibited transaction" that is subject to a 100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends upon all the facts and circumstances with respect to the particular transaction. The Operating Partnership currently intends that both it and its subsidiaries will hold hotels for investment with a view to long-term appreciation, to engage in the business of acquiring and owning hotels and to make sales of hotels as are consistent with the Operating Partnership's investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales is subject to the 100% penalty tax.

         Asset Tests Applicable to REITs

         At the close of each quarter of its taxable year, Host Marriott must satisfy the following four tests relating to the nature of its assets:

o First, at least 75% of the value of Host Marriott's total assets must be represented by real estate assets and certain cash items. Host Marriott's real estate assets include, for this purpose, its allocable share of real estate assets held by the Operating Partnership and the non-corporate subsidiaries of the Operating Partnership, as well as stock or debt instruments held for less than one year purchased with the proceeds of a stock offering or a long-term (at least five years) debt offering of Host Marriott, cash, cash items and government securities. Host Marriott's real estate assets do not include stock or debt instruments (other than mortgages) issued by its taxable REIT subsidiaries or their subsidiaries.

o Second, no more than 25% of Host Marriott's total assets may be represented by securities other than those in the 75% asset class.

o Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by Host Marriott may not exceed 5% of the value of Host Marriott's total assets and Host Marriott may not own more than 10% of either the outstanding voting securities or the value of the outstanding securities of any one issuer. For 2001 and later years, these limits do not apply to securities of a taxable REIT subsidiary. For years prior to 2001, the 10% limit applied only with respect to voting securities of any issuer and not to the value of the securities of any issuer.

o Fourth, for taxable years beginning after December 31, 2000, not more than 20% of the value of Host Marriott's total assets may be represented by securities of taxable REIT subsidiaries.

         For years prior to 2001, the Operating Partnership did not own any of the voting stock of the non-controlled subsidiaries but it did own 100% of the nonvoting stock of each of them. Neither Host Marriott, the Operating Partnership, nor any of the non-corporate subsidiaries of the Operating Partnership has owned or currently intends to own more than 10% of the voting securities of any entity that is treated as a corporation for federal income tax purposes, except for, with regard to periods beginning after December 31, 2000, corporations or other entities that qualify and elect to be treated as taxable REIT subsidiaries or other REITs. In addition, Host Marriott believes that the value of the securities of any one issuer owned by Host Marriott, the Operating Partnership, or any of the non-corporate subsidiaries of the Operating Partnership, including Host Marriott's pro rata share of the value of the securities of the non-controlled subsidiaries, has not exceeded 5% of the total value of Host Marriott's assets for years prior to January 1, 2001, and Host Marriott currently intends not to exceed that percentage threshold in subsequent years unless the issuer is a taxable REIT subsidiary. There can be no assurance, however, that the IRS might not contend that the value of such securities exceeds one or more of the value limitations or that nonvoting stock of the non-controlled subsidiaries should be considered "voting stock" for this purpose.

         After initially meeting the asset tests at the close of any quarter, Host Marriott will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. An example of such an acquisition would be an increase in Host Marriott's interest in the Operating Partnership as a result of the exercise of a limited partner's unit redemption right or an additional capital contribution of proceeds from an offering of capital stock by Host Marriott. Host Marriott has monitored and currently intends to continue to monitor its compliance with the asset tests and to take such actions within 30 days after the close of any quarter, to the extent reasonably practicable, as may be required to cure any noncompliance. If Host Marriott fails to cure noncompliance with the asset tests within such time period, Host Marriott would cease to qualify as a REIT.

         Qualification of an Entity as a Taxable REIT Subsidiary

         To qualify as a "taxable REIT subsidiary," an entity must be taxable as a corporation and must satisfy the following additional requirements:

o a REIT must own an equity interest, including stock, in the entity, whether directly or indirectly;

o the entity must elect, together with the REIT that owns an equity interest in it, to be treated as a taxable REIT subsidiary under the Code; and

o the entity must not directly or indirectly operate or manage a lodging or health care facility or, generally, provide to another person, under a franchise, license or otherwise, rights to any brand name under which any lodging facility or health care facility is operated.

         Although a taxable REIT subsidiary may not operate or manage a lodging facility, it may lease or own such a facility so long as the facility is a "qualified lodging facility" and is operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A "qualified lodging facility" is, generally, a hotel or motel at which no authorized gambling activities are conducted, and the customary amenities and facilities operated as part of, or associated with, the hotel or motel. An "eligible independent contractor" is an independent contractor that, at the time a management agreement is entered into with a taxable REIT subsidiary to operate a "qualified lodging facility," is actively engaged in the trade or business of operating "qualified lodging facilities" for a person or persons unrelated to either the taxable REIT subsidiary or any REITs with which the taxable REIT subsidiary is affiliated. A hotel management company that otherwise would qualify as an "eligible independent contractor" with regard to a taxable REIT subsidiary of Host Marriott will not so qualify if the hotel management company and/or one or more actual or constructive owners of 10% or more of the hotel management company actually or constructively own more than 35% of Host Marriott, or one or more actual or constructive owners of more than 35% of the hotel management company own 35% or more of Host Marriott (determined taking into account only the stock held by persons owning, directly or indirectly, more than 5% of the outstanding common stock of Host Marriott and, if the stock of the eligible independent contractor is publicly-traded, 5% of the publicly-traded stock of the eligible independent contractor). Host Marriott believes, and currently intends to take all steps reasonably practicable to ensure, that none of its taxable REIT subsidiaries or any of their subsidiaries will engage in "operating" or "managing" its hotels and that the hotel management companies engaged to operate and manage hotels leased to or owned by its taxable REIT subsidiaries qualify as "eligible independent contractors" with regard to those taxable REIT subsidiaries.

         Certain restrictions imposed on taxable REIT subsidiaries are intended to ensure that such entities will be subject to an appropriate level of federal income taxation. First, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed, generally, 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied). In addition, if a taxable REIT subsidiary pays interest, rent or another amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess. Host Marriott's taxable REIT subsidiaries will make substantial interest and other payments to Host Marriott, including payments of rent under the hotel leases. There can be no assurance that the limitation on interest deductions applicable to taxable REIT subsidiaries will not apply to the interest payments made to Host Marriott by its taxable REIT subsidiaries, resulting in an increase in the corporate tax liability of each such subsidiary. Moreover, there can be no assurance that the terms establishing the payments made by the taxable REIT subsidiary to Host Marriott will not result in the imposition of the 100% excise tax to a portion of any such payment.

         Annual Distribution Requirements Applicable to REITs

         To be taxed as a REIT, Host Marriott is required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to

         (i) the sum of (a) 90% of its "REIT taxable income," computed without regard to the dividends paid deduction and Host Marriott's net capital gain, and (b) 90% of the net income, after tax, if any, from foreclosure property, minus

         (ii) the sum of certain items of noncash income.

         For years prior to 2001, the applicable percentage was 95%, rather than 90%.

         Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following taxable year in two circumstances. First, dividends may be declared in the following taxable year if declared before Host Marriott timely files its tax return for such year and if paid on or before the first regular dividend payment date after such declaration. Second, if Host Marriott declares a dividend in October, November or December of any year with a record date in one of those months and pays the dividend on or before January 31 of the following year, Host Marriott will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Host Marriott currently intends to make timely distributions sufficient to satisfy these annual distribution requirements. In this regard, the Operating Partnership's partnership agreement authorizes Host Marriott, as general partner, to take such steps as may be necessary to cause the Operating Partnership to distribute to its partners an amount sufficient to permit Host Marriott to meet these distribution requirements.

         To the extent that Host Marriott does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its "REIT taxable income" within the periods described in the prior paragraph, it is subject to income tax thereon at regular capital gain and ordinary corporate tax rates. Host Marriott, however, may designate some or all of its retained net capital gain, so that, although the designated amount will not be treated as distributed for purposes of this tax, a shareholder would include its proportionate share of such amount in income, as capital gain, and would be treated as having paid its proportionate share of the tax paid by Host Marriott with respect to such amount. The shareholder's basis in its capital stock of Host Marriott would be increased by the amount the shareholder included in income and decreased by the amount of the tax the shareholder is treated as having paid. Host Marriott would make an appropriate adjustment to its earnings and profits. For a more detailed description of the federal income tax consequences to a shareholder of such a designation, see "--Taxation of Taxable U.S. Shareholders Generally" below.

         There is a significant possibility that Host Marriott's "REIT taxable income" will exceed its cash flow, due in part to certain "non-cash" or "phantom" income expected to be taken into account in computing Host Marriott's "REIT taxable income." It is possible, because of these differences in timing between Host Marriott's recognition of taxable income and its receipt of cash available for distribution, that Host Marriott, from time to time, may not have sufficient cash or other liquid assets to meet its distribution requirements. In such event, in order to meet the distribution requirements, Host Marriott may find it necessary to arrange for short-term, or possibly long-term, borrowings to fund required distributions and/or to pay dividends in the form of taxable stock dividends.

         Host Marriott calculates its "REIT taxable income" based upon the conclusion that the non-corporate subsidiaries of the Operating Partnership or the Operating Partnership itself, as applicable, is the owner of the hotels for federal income tax purposes. As a result, Host Marriott expects that the depreciation deductions with respect to the hotels will reduce its "REIT taxable income." This conclusion is consistent with the conclusion above that the leases of Host Marriott's hotels have been and will continue to be treated as true leases for federal income tax purposes. If, however, the IRS were to challenge successfully this position, in addition to failing in all likelihood the 75% and 95% gross income tests described above, Host Marriott also might be deemed retroactively to have failed to meet the REIT distribution requirements and would have to rely on the payment of a "deficiency dividend" in order to retain its REIT status.

         Under certain circumstances, Host Marriott may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in Host Marriott's deduction for dividends paid for the earlier year. Thus, Host Marriott may be able to avoid being taxed on amounts distributed as deficiency dividends; however, Host Marriott would be required to pay to the IRS interest based upon the amount of any deduction taken for deficiency dividends.

         Furthermore, if Host Marriott should fail to distribute during each calendar year at least the sum of 85% of its REIT ordinary income for such year, 95% of its REIT capital gain income for such year, and any undistributed taxable income from prior periods, it would be subject to an excise tax. The excise tax would equal 4% of the excess of such required distribution over the sum of amounts actually distributed and amounts retained with respect to which the REIT pays federal income tax.

         Failure of Host Marriott to Qualify as a REIT

         If Host Marriott were to fail to qualify for taxation as a REIT in any taxable year, and if the relief provisions were not to apply, Host Marriott would be subject to tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Host Marriott were to fail to qualify would not be deductible by Host Marriott nor would they be required to be made. As a result, Host Marriott's failure to qualify as a REIT would significantly reduce the cash available for distribution by Host Marriott to its shareholders and could materially reduce the value of its capital stock. In addition, if Host Marriott were to fail to qualify as a REIT, all distributions to shareholders would be taxable as ordinary income, to the extent of Host Marriott's current and accumulated E&P, although, subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction with respect to these distributions. Unless entitled to relief under specific statutory provisions, Host Marriott also would be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances Host Marriott would be entitled to such statutory relief.

Tax Aspects of Host Marriott's Ownership of Interests in the Operating
Partnership

         General

         Substantially all of Host Marriott's investments are held through the Operating Partnership, which holds the hotels either directly or through certain subsidiaries. In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. Host Marriott includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, Host Marriott includes its proportionate share of assets held through the Operating Partnership and those of its subsidiaries that are either disregarded as separate entities or treated as partnerships for tax purposes. See "--Federal Income Taxation of Host Marriott--Ownership of Partnership Interests by a REIT" above.

         Entity Classification

         If the Operating Partnership or any non-corporate subsidiary were treated as an association, the entity would be taxable as a corporation and therefore would be subject to an entity level tax on its income. In such a situation, the character of Host Marriott's assets and items of gross income would change and could preclude Host Marriott from qualifying as a REIT (see "--Federal Income Taxation of Host Marriott--Asset Tests Applicable to REITs" and "--Income Tests Applicable to REITs" above).

         The entire discussion of the tax treatment of Host Marriott and the federal income tax consequences of the ownership of common stock of Host Marriott is based on the assumption that the Operating Partnership and all of its subsidiaries (other than Host Marriott's taxable REIT subsidiaries and their subsidiaries) are classified as partnerships or disregarded as separate entities for federal income tax purposes. Pursuant to regulations under Section 7701 of the Internal Revenue Code, a partnership will be treated as a partnership for federal income tax purposes unless it elects to be treated as a corporation or would be treated as a corporation because it is a "publicly traded partnership."

         Neither the Operating Partnership nor any of its non-corporate subsidiaries that is not a taxable REIT subsidiary has elected or will elect to be treated as a corporation. Therefore, subject to the disclosure below, the Operating Partnership and each such subsidiary will be treated as a partnership for federal income tax purposes (or, if such an entity has only one partner or member, disregarded entirely for federal income tax purposes).

         Pursuant to Section 7704 of the Internal Revenue Code, a partnership that does not elect to be treated as a corporation nevertheless will be treated as a corporation for federal income tax purposes if it is a "publicly traded partnership" and it does not derive at least 90% of its income from certain specified sources of "qualifying income" within the meaning of that section. A "publicly traded partnership" is any partnership (i) the interests in which are traded on an established securities market or (ii) the interests in which are readily tradable on a "secondary market or the substantial equivalent thereof." Units of limited partner interest in the Operating Partnership, or "OP Units," will not be traded on an established securities market. There is a significant risk, however, that the OP Units could be considered readily tradable on the substantial equivalent of a secondary market. In that event, the Operating Partnership could be treated as a "publicly traded partnership," but even then it would only be taxable as a corporation if less than 90% of its gross income were to constitute "qualifying income." Treasury Regulations under Section 7704 of the Internal Revenue Code set forth certain "safe harbors" under which interests will not be treated as "readily tradable on a secondary market (or the substantial equivalent thereof)" within the meaning of Section 7704 (the "Safe Harbors").

         For purposes of determining whether the "qualifying income" exception is satisfied, the income requirements generally applicable to REITs and the definition of "qualifying income" under Section 7704 of the Internal Revenue Code are similar in most key respects. There is one significant difference, however, that was particularly relevant to the Operating Partnership prior to January 1, 2001. For a REIT, rent from a tenant does not qualify as "rents from real property" if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant (subject to an exception for rents from a tenant that is a taxable REIT subsidiary). Under Section 7704 of the Internal Revenue Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% or more of the tenant.

         Prior to January 1, 2001, a substantial majority of the Operating Partnership's income came from rent payments by subsidiaries of Crestline. Accordingly, because the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott would own or would be deemed to own 5% or more of the Operating Partnership, if the Blackstone Entities, Host Marriott and/or any owner of 10% or more of Host Marriott were to have owned or be deemed to own collectively 10% or more of Crestline, none of the rent from the Crestline lessees during those time periods would have been qualifying income for purposes of determining whether the Operating Partnership should be taxed as a corporation. In order to avoid this result, the Crestline articles of incorporation expressly provided that no person (or persons acting as a group), including the Blackstone Entities, Host Marriott and any owner of 10% or more of Host Marriott, may own, actually and/or constructively, more than 9.8% by value of the equity in Crestline and the Crestline articles of incorporation contain self-executing mechanisms intended to enforce this prohibition. In addition, the Operating Partnership's partnership agreement prohibits any person, or persons acting as a group, or entity, other than an affiliate of the Blackstone Entities and Host Marriott, from owning, actually and/or constructively, more than

4.9% of the value of the Operating Partnership, and the Host Marriott charter prohibits any person, or persons acting as a group, or entity, including the Blackstone Entities and the Marriott family and their affiliated entities as a group, from, subject to certain limited exceptions, owning, actually and/or constructively, more than 9.8% of the lesser of the number or value of the total outstanding shares of common stock of Host Marriott. If these prohibitions (or the terms of any waivers permitted under the operative documents) were not enforced during the period that Crestline owned the lessees of Host Marriott's hotels, there is a significant likelihood that the Operating Partnership would have been treated as a corporation for federal income tax purposes if the Operating Partnership were considered a publicly traded partnership under the Internal Revenue Code.

         As described above, as a result of the passage of the REIT Modernization Act, for taxable years beginning after December 31, 2000, the Operating Partnership is able to lease its hotel properties to a taxable REIT subsidiary and the rents received from that subsidiary would not be disqualified from being "rents from real property" under the REIT rules by reason of the Operating Partnership's ownership interest in the subsidiary. See "--Federal Income Taxation of Host Marriott--Income Tests Applicable to REITs" above.

         If the Operating Partnership were taxable as a corporation, most, if not all, of the tax consequences described herein would be inapplicable. In particular, Host Marriott would not qualify as a REIT because the value of Host Marriott's ownership interest in the Operating Partnership would exceed 5% of Host Marriott's assets and Host Marriott would be considered to hold more than 10% of the voting securities (and 10% of the value of the outstanding securities) of another corporation (see "--Federal Income Taxation of Host Marriott--Asset Tests Applicable to REITs" above). In this event, the value of Host Marriott common stock could be adversely affected (see "--Federal Income Taxation of Host Marriott--Failure of Host Marriott to Qualify as a REIT" above).

         Except with regard to the exercise of the right to redeem OP Units and certain "permitted transfers" (generally among related individuals or entities) under the partnership agreement of the Operating Partnership, no limited partner may transfer OP Units without the prior written consent of Host Marriott, as general partner of the Operating Partnership, which consent may be withheld in the General Partner's sole discretion. The partnership agreement of the Operating Partnership provides that Host Marriott shall take such actions, if any, that are reasonably necessary or appropriate to prevent the Operating Partnership from being classified as a publicly traded partnership and, except as provided otherwise in the partnership agreement, to permit the Operating Partnership to insure that at least one of the Safe Harbors in met. Host Marriott may exercise its authority, as general partner, under the partnership agreement to impose limitations on the exercise of the right to redeem OP Units only to the extent that outside tax counsel provides to Host Marriott an opinion to the effect that, in the absence of such limitation or restriction, there is a significant risk that the Operating Partnership will be treated as a publicly traded partnership and, by reason thereof, taxable as a corporation. These limitations, if imposed, could adversely affect the interests of holders of OP Units.

         Allocations of Operating Partnership Income, Gain, Loss and Deduction

         The partnership agreement of the Operating Partnership provides that if the Operating Partnership operates at a net loss, net losses shall be allocated, first to Host Marriott and the limited partners (other than the holders of preferred OP Units) in proportion to their respective percentage ownership interests in the Operating Partnership, second, to those limited partners other than Host Marriott who hold preferred OP Units, third, to Host Marriott, as holder of the preferred OP Units issued in connection with the issuance by Host Marriott of its preferred stock, and, fourth, to Host Marriott, as general partner, provided that net losses that would have the effect of creating a deficit balance in a limited partner's capital account as specially adjusted for such purpose will be reallocated to Host Marriott, as general partner of the Operating Partnership. The partnership agreement also provides that, if the Operating Partnership operates at a net profit, net income shall be allocated first to Host Marriott and to the limited partners to the extent, and in the reverse order in which, net losses were allocated to the partners with respect to which such partners have not been previously allocated net income. Subject to the next sentence, any remaining net income shall be allocated in proportion to the respective percentage ownership interests of Host Marriott and the limited partners in the common OP Units of the Operating Partnership. Finally, the partnership agreement provides that if the Operating Partnership has preferred OP Units outstanding, income will first be allocated to such preferred OP Units to the extent necessary to reflect and preserve the economic rights associated with such preferred OP Units.

         Although a partnership agreement will generally determine the allocation of income and loss among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of
Section 704(b) of the Internal Revenue Code and the applicable regulations. Generally, Section 704(b) and the applicable regulations require that partnership allocations respect the economic arrangement of the partners.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss provided for in the Operating Partnership partnership agreement and the partnership agreements and operating agreements of the non-corporate subsidiaries are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the regulations promulgated thereunder.

         Tax Allocations with Respect to the Hotels

         Pursuant to Section 704(c) of the Internal Revenue Code, income, gain, loss and deduction attributable to appreciated or depreciated property, such as the hotels, that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the difference between the adjusted tax basis and the fair market value of such property at the time of contribution associated with the property at the time of the contribution. This difference is known as built-in gain. The Operating Partnership agreement requires that such allocations be made in a manner consistent with Section 704(c) of the Internal Revenue Code. In general, the partners of the Operating Partnership, including Host Marriott, who contributed depreciated assets having built-in gain are allocated depreciation deductions for tax purposes that are lower than such deductions would be if determined on a pro rata basis. Thus, the carryover basis of the contributed assets in the hands of the Operating Partnership may cause Host Marriott to be allocated lower depreciation and other deductions, and therefore to be effectively allocated more income, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements and/or cause a higher proportion of Host Marriott's distributions to its shareholders to be taxed as dividends. See "--Federal Income Taxation of Host Marriott--Annual Distribution Requirements Applicable to REITs" above.

         In addition, in the event of the disposition of any of the contributed assets which have built-in gain, all income attributable to the built-in gain generally will be allocated to the contributing partners, even though the proceeds of such sale would be allocated proportionately among all the partners and likely would be retained by the Operating Partnership, rather than distributed. Thus, if the Operating Partnership were to sell a hotel with built-in gain that was contributed to the Operating Partnership by Host Marriott's predecessors or Host Marriott, Host Marriott generally would be allocated all of the income attributable to the built-in gain, which could exceed the economic, or "book," income allocated to it as a result of such sale. Such an allocation might cause Host Marriott to recognize taxable income in excess of cash proceeds, which might adversely affect Host Marriott's ability to comply with the REIT distribution requirements. In addition, Host Marriott will be subject to a corporate level tax on such gain to the extent the gain is recognized prior to January 1, 2009. See "--Federal Income Taxation of Host Marriott--Annual Distribution Requirements Applicable to REITs" and "--Federal Income Taxation of Host Marriott--General" above. It should be noted in this regard that as the general partner of the Operating Partnership, Host Marriott will determine whether or not to sell a hotel contributed to the Operating Partnership by Host Marriott.

         The Operating Partnership and Host Marriott generally use the traditional method (with a provision for a curative allocation of gain on sale to the extent prior allocations of depreciation with respect to a specific hotel were limited by the "ceiling rule" applicable under the traditional method) to account for built-in gain with respect to the hotels contributed to the Operating Partnership in connection with the REIT conversion. This method is generally a more favorable method for accounting for built-in gain from the perspective of those partners, including Host Marriott, who received OP Units in exchange for property with a low basis relative to value at the time of the REIT conversion and is a less favorable method from the perspective of those partners who contributed cash or "high basis" assets to the Operating Partnership, including Host Marriott to the extent it contributes cash to the Operating Partnership.

         Any property purchased by the Operating Partnership subsequent to the REIT conversion will initially have a tax basis equal to its fair market value, and Section 704(c) of the Internal Revenue Code will not apply.

Other Tax Consequences for Host Marriott and Its Shareholders

         Host Marriott and its shareholders are subject to state or local taxation in various state or local jurisdictions, including those in which the Operating Partnership or Host Marriott's shareholders transact business or reside. The state and local tax treatment of Host Marriott and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders of Host Marriott should consult their own tax advisors regarding the effect of state and local tax laws on an investment in Host Marriott. To the extent that Host Marriott owns assets or conducts operations in foreign jurisdictions, it also may be subject to certain foreign taxes.

         A portion of the cash to be used by Host Marriott to fund distributions comes from dividends from the taxable REIT subsidiaries and, in some cases, interest on notes held by the Operating Partnership. The taxable REIT subsidiaries, and certain of their subsidiaries, are subject to federal, state and local income tax at the full applicable corporate rates (and foreign taxes to the extent that they own assets or have operations in foreign jurisdictions). To the extent that any of Host Marriott's taxable REIT subsidiaries or any of their subsidiaries is required to pay federal, state or local taxes, or any foreign taxes, Host Marriott will receive less dividend income from the relevant entity and will have less cash available for distribution to shareholders.

         As described above in "--Federal Income Taxation of Host
Marriott--Qualification of an Entity as a Taxable REIT Subsidiary," each of Host Marriott's taxable REIT subsidiaries is fully taxable as a corporation and is subject to certain rules intended to restrict its ability to reduce its tax liability.

Taxation of Taxable U.S. Shareholders Generally

         The term "U.S. shareholder," when used in this discussion, means a holder of securities who is, for United States federal income tax purposes:

     o   a citizen or resident of the United States,

     o a corporation, partnership, or other entity treated as a corporation or partnership for United States federal income tax purposes, created or organized in or under the laws of the United States or of a state hereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise,

     o an estate the income of which is subject to United States federal income taxation regardless of its source or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

         Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, some trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. shareholders. Generally, in the case of a partnership that holds our common stock, any partner that would be a U.S. shareholder if it held the stock directly is also a U.S. shareholder.

         Distributions Generally

         Distributions (or deemed distributions) made by Host Marriott out of its current or accumulated E&P, other than capital gain dividends or retained capital gains as discussed below, constitute dividends taxable to its taxable U.S. shareholders as ordinary income. As long as Host Marriott qualifies as a REIT, such distributions are not eligible for the dividends received deduction that is generally afforded to U.S. shareholders that are corporations. To the extent that Host Marriott makes distributions not designated as capital gain dividends in excess of its current and accumulated E&P, such distributions are treated first as a tax-free return of capital to each U.S. shareholder, reducing the adjusted basis which such U.S. shareholder has in its common stock for tax purposes by the amount of such distribution, but not below zero, with distributions in excess of such U.S. shareholder's adjusted basis taxable as capital gains, provided that the common stock has been held as a capital asset. For purposes of determining whether distributions to holders of Host Marriott's preferred stock or common stock are made out of Host Marriott's current or accumulated earnings and profits for federal income tax purposes, earnings and profits are allocated first to Host Marriott's preferred stock on a pro rata basis and then to Host Marriott's common stock. Host Marriott will notify shareholders after the close of its taxable year as to the portions of distributions attributable to that year that constitute ordinary income, return of capital and capital gain.

         Dividends declared by Host Marriott in October, November or December of any year and payable to a shareholder of record on a specified date in any such month are treated as both paid by Host Marriott and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by Host Marriott on or before January 31 of the following year.

         For purposes of computing liability for alternative minimum tax, certain of Host Marriott's alternative minimum tax adjustments will be treated as alternative minimum tax adjustments of its shareholders in the ratio that Host Marriott's distributions bear to its taxable income (determined without regard to the deduction for dividends paid). Amounts treated as alternative minimum tax adjustments of Host Marriott's shareholders are deemed to be derived by the shareholders proportionately from each such alternative minimum tax adjustment of Host Marriott and are taken into account by the shareholders in computing their alternative minimum taxable income for the taxable year to which the dividends are attributable.

         Capital Gain Distributions; Retained Net Capital Gains

         Distributions that Host Marriott properly designates as capital gain dividends are taxable to taxable U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year (without regard to the period for which such taxable U.S. shareholder has held his common stock) to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year. A U.S. shareholder's share of a capital gain dividend is an amount which bears the same ratio to the total amount of dividends paid to such U.S. shareholder for the year as the aggregate amount designated as a capital gain dividend bears to the aggregate amount of all dividends paid on all classes of shares of stock for the year.

         If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an Internal Revenue Service Form 1099 - DIV indicating the amount that will be taxable to the stockholder as capital gain. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater than one year.

         With regard to Host Marriott's taxable corporate U.S. shareholders, distributions made by Host Marriott that are properly designated by it as capital gain dividends will be taxable as long-term gain, at a maximum rate of 35%, to the extent that they do not exceed Host Marriott's actual net capital gain for the taxable year and without regard to the period during which such corporate U.S. shareholder has held its common stock. Such U.S. shareholders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

         Host Marriott may designate, by written notice to its shareholders, that it is treating all or a portion of its retained net capital gain as having been distributed to its shareholders for tax purposes, even though no actual distribution of such retained gain has been made. With respect to any such retained net capital gains, a U.S. shareholder would include its proportionate share of such gain in income as long-term capital gain and would be treated as having paid its proportionate share of the tax actually paid by Host Marriott with respect to the gain. The U.S. shareholder's basis in its common stock would be increased by its share of such gain and decreased by its share of such tax. With respect to such long-term capital gain of a U.S. shareholder that is an individual or an estate or trust, a special 25% will apply generally to the portion of the long-term capital gains of an individual or an estate or trust attributable to deductions for depreciation taken with respect to depreciable real property ("unrecaptured Section 1250 gain"). Shareholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

         Host Marriott's Losses; Investment Interest Limitation

         U.S. shareholders may not include in their income tax returns any net operating losses or capital losses of Host Marriott. Instead, such losses would be carried over by Host Marriott for potential offset against future income, subject to certain limitations. Distributions made by Host Marriott and gain arising from the sale or exchange by a U.S. shareholder of common stock will not be treated as passive activity income, and, as a result, U.S. shareholders generally will not be able to apply any "passive losses" against such income or gain. In addition, taxable dividend distributions from Host Marriott generally will be treated as investment income for purposes of the "investment interest limitation." This limitation provides that a non-corporate U.S. shareholder may deduct as an itemized deduction in any taxable year only the amount of interest incurred in connection with property held for investment that does not exceed the excess of the shareholder's investment income over his or her investment expenses for that year. Capital gain dividends and capital gains from the disposition of shares of stock, including distributions treated as such, will be treated as investment income only if the non-corporate U.S. shareholder so elects, in which case such capital gains will be taxed at ordinary income rates.

         Dispositions of Common Stock

         Upon any sale or other disposition of common stock, a U.S. shareholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such common stock for tax purposes. Such gain or loss will be capital gain or loss if the common stock has been held by the U.S. shareholder as a capital asset. In the case of a U.S. shareholder who is an individual or an estate or trust, such gain or loss will be long-term capital gain or loss, if such shares of stock have been held for more than one year, and any such long-term capital gain will be subject to the maximum capital gain rate of 20%. U.S. shareholders that acquire or are deemed to acquire the common stock after December 31, 2000 and who hold the common stock for more than five years and certain low income taxpayers may be eligible for a reduction in the long-term capital gains rate. However, a maximum rate of 25% will apply to capital gain that is treated as "unrecaptured Section 1250 gain" for individuals, trusts and estates. The IRS has the authority to prescribe, but has not yet prescribed, regulations on how the capital gain rates will apply to sales of shares of REITs; accordingly, shareholders are urged to consult with their own tax advisors with respect to their capital gain liability. In the case of a U.S. shareholder that is a corporation, gain or loss from the sale of shares of Host Marriott common stock will be long-term capital gain or loss if such shares of stock have been held for more than one year, and any such capital gain shall be subject to the maximum capital gain rate of 35%. In general, any loss recognized by a U.S. shareholder upon the sale or other disposition of common stock that has been held for six months or less, after applying certain holding period rules, will be treated as a long-term capital loss, to the extent of distributions received by such U.S. shareholder from Host Marriott that were required to be treated as long-term capital gains.

         Backup Withholding for Host Marriott's Distributions

         Host Marriott reports to its U.S. shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 30% (currently scheduled to be reduced to 28% by 2006) with respect to dividends paid unless such holder either is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder that does not provide Host Marriott with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding is creditable against the shareholder's income tax liability. In addition, Host Marriott may be required to withhold a portion of its capital gain distributions to any U.S. shareholders who fail to certify their non-foreign status to Host Marriott. See "--Taxation of Non-U.S. Shareholders" below.

Taxation of Tax-Exempt Shareholders

         Provided that a tax-exempt shareholder has not held its common stock as "debt financed property" within the meaning of the Internal Revenue Code and such shares of common stock are not otherwise used in a trade or business, the dividend income from Host Marriott will not be unrelated business taxable income ("UBTI") to a tax-exempt shareholder. Similarly, income from the sale of common stock will not constitute UBTI unless such tax-exempt shareholder has held such common stock as "debt financed property" within the meaning of the Internal Revenue Code or has used the common stock in a trade or business.

         However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501 (c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in Host Marriott will constitute UBTI unless the organization is properly able to deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in Host Marriott. Such a prospective shareholder should consult its own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which is described in Section 401(a) of the Internal Revenue Code, is tax-exempt under
Section 501(a) of the Internal Revenue Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in
Section 401(a) of the Internal Revenue Code are referred to below as "qualified trusts." A REIT is a "pension held REIT" if it meets the following two tests:

o The REIT would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Internal Revenue Code provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust rather than by the trust itself.

o Either at least one such qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more such qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT.

         The percentage of any REIT dividend treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI, to the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. As discussed above, the provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts. Based on the current estimated ownership of Host Marriott common stock and as a result of certain limitations on transfer and ownership of common stock contained in the Host Marriott's charter, Host Marriott should not be classified as a "pension held REIT."

Taxation of Non-U.S. Shareholders

         The rules governing federal income taxation of the ownership and disposition of common stock by non-U.S. shareholders (that is, shareholders who are not "U.S. shareholders" as defined above) are complex and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of federal income tax and does not address any state, local or foreign tax consequences that may be relevant to a non-U.S. shareholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that Host Marriott qualifies for taxation as a REIT. Prospective non-U.S. shareholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in common stock, including any reporting requirements.

         Distributions Generally

         Distributions (or deemed distributions) by Host Marriott to a non-U.S. shareholder that are neither attributable to gain from sales or exchanges by Host Marriott of United States real property interests nor designated by Host Marriott as capital gain dividends or retained capital gains will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated E&P of Host Marriott. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the non-U.S. shareholder of a United States trade or business. Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as Host Marriott. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a non-U.S. shareholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Host Marriott expects to withhold United States income tax at the rate of 30% on any distribution made to a non-U.S. shareholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that lower rate is filed with Host Marriott or (ii) a non-U.S. shareholder files an IRS Form W-8ECI with Host Marriott claiming that the distribution is effectively connected income.

         Distributions in excess of the current or accumulated E&P of Host Marriott will not be taxable to a non-U.S. shareholder to the extent that they do not exceed the adjusted basis of the shareholder's common stock, but rather will reduce the adjusted basis of such common stock. Such distributions, however, will be subject to U.S. withholding tax as described below. To the extent that such distributions exceed the adjusted basis of a non-U.S. shareholder's common stock, they will give rise to gain from the sale or exchange of its common stock, the tax treatment of which is described below.

         Host Marriott is required to withhold 10% of any distribution in excess of its current and accumulated E&P, even if a lower treaty rate applies and the non-U.S. shareholder is not liable for tax on receipt of that distribution. Consequently, although Host Marriott currently intends that its transfer agent will withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution, to the extent that this is not done, any portion of a distribution not subject to withholding at a rate of 30%, or lower applicable treaty rate, would be subject to withholding at a rate of 10%. However, a non-U.S. shareholder may seek a refund of such amounts from the IRS if it subsequently determines that such distribution was, in fact, in excess of current or accumulated E&P of Host Marriott, and the amount withheld exceeded the non-U.S. shareholder's United States tax liability, if any, with respect to the distribution.

         Capital Gain Distributions; Retained Net Capital Gains

         Distributions to a non-U.S. shareholder that are designated by Host Marriott at the time of distribution as capital gain dividends, other than those arising from the disposition of a United States real property interest, generally should not be subject to United States federal income taxation, unless:

         (i) the investment in the common stock is effectively connected with the non-U.S. shareholder's United States trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, except that a shareholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above, or

         (ii) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Host Marriott will be required to withhold and to remit to the IRS 35% of any distribution to non-U.S. shareholders that is designated as a capital gain dividend or, if greater, 35% of a distribution to non-U.S. shareholders that could have been designated by Host Marriott as a capital gain dividend. The amount withheld is creditable against the non-U.S. shareholder's United States federal income tax liability.

         Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a non-U.S. shareholder that are attributable to gain from sales or exchanges by Host Marriott of United States real property interests, whether or not designated as capital gain dividends, will cause the non-U.S. shareholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. shareholders would thus generally be taxed at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, such gain may be subject to a 30% branch profits tax in the hands of a non-U.S. shareholder that is a corporation, as discussed above. Host Marriott is required to withhold 35% of any such distribution. That amount is creditable against the non-U.S. shareholder's federal income tax liability.

         Although the law is not clear on the matter, it appears that amounts designated by Host Marriott as retained capital gains in respect of the common stock held by U.S. shareholders (see "--Annual Distribution Requirements Applicable to REITs" above) generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by Host Marriott of capital gain dividends. Under that approach, the non-U.S. shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by Host Marriott on such undistributed capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by Host Marriott were to exceed their actual United States federal income tax liability.

         Dispositions of Common Stock

         Gain recognized by a non-U.S. shareholder upon the sale or exchange of common stock generally will not be subject to United States taxation unless such shares of stock constitute a "United States real property interest" within the meaning of FIRPTA. The common stock will not constitute a "United States real property interest" so long as Host Marriott is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by non-U.S. shareholders. Host Marriott believes, but cannot guarantee, that it is a "domestically controlled REIT." Moreover, even if Host Marriott is a "domestically controlled REIT," because the common stock is publicly traded, no assurance can be given that Host Marriott will continue to be a "domestically controlled REIT." Notwithstanding the foregoing, gain from the sale or exchange of common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. shareholder if either (a) the investment in Host Marriott common stock is effectively connected with the non-U.S. shareholder's U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as domestic shareholders with respect to any gain or (b) the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         Even if Host Marriott does not qualify as or ceases to be a "domestically controlled REIT," gain arising from the sale or exchange by a non-U.S. shareholder of common stock would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" if:

         (i) the common stock is "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE; and

         (ii) such non-U.S. shareholder owned, actually or constructively, 5% or less of the common stock throughout the five-year period ending on the date of the sale or exchange.

         If gain on the sale or exchange of common stock were subject to taxation under FIRPTA, the non-U.S. shareholder would be subject to regular United States income tax with respect to such gain in the same manner as a taxable U.S. shareholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup Withholding Tax and Information Reporting

         Backup withholding tax generally is a withholding tax imposed at the rate of 30% (currently scheduled to be reduced to 28% by 2006) on certain payments to persons that fail to furnish certain information under the United States information reporting requirements. Backup withholding and information reporting will generally not apply to distributions paid to non-U.S. shareholders outside the United States that are treated as dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, capital gain dividends or distributions attributable to gain from the sale or exchange by Host Marriott of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a foreign broker. Generally, information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common stock by a foreign office of a broker that:

         (a)  is a United States person;

         (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

         (c) is a "controlled foreign corporation," which is, generally, a foreign corporation controlled by United States shareholders; or

         (d) is a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons (as defined in Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business.

         If, however, the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain other conditions are met or the shareholder otherwise establishes an exemption, information reporting will not apply. Payment to or through a United States office of a broker of the proceeds of a sale of common stock is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. A non-U.S. shareholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The IRS has issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 2000, subject to certain transition rules. A non-U.S. shareholder should consult its own advisor regarding the effect of these regulations.

Taxation of Holders of Preferred Stock, Depositary Shares, Warrants, Subscription Rights, Preferred Stock Purchase Rights and Other Host Marriott Securities

         If Host Marriott offers one or more series of preferred stock, depositary shares, warrants, subscription rights, preferred stock purchase rights or other securities, there may be tax considerations for the holders of such securities not discussed herein. For a discussion of any such additional considerations, see the prospectus supplement filed by Host Marriott with respect to such offering.